Solar Grade Polysilicon Wafer Supply Agreement

Party A: Canadian Solar, Inc.( hereinafter referred to as CSI)

Party B: CHAOLEI MARKETING AND FINANCE CO

Canadian Solar, Inc (CSI), a photovoltaic company founded in Canada, is dedicated to the research, production, sales and after service of photovoltaic products by converting solar power into electric power. CIS is producing solar photovoltaic products and solar power products for a wide range of applications in the field of house, business, and industries and so on. It also deals with the OEM process for the world leading solar photovoltaic manufacturers. CIS has founded 6 subsidiary companies since November, 2001.
CHAOLEI MARKETING AND FINANCE CO., a registered company in the State of Florida, USA, is the exclusive sales agent of China Sichuan Chaolei Industry Stock CO.,LTD and provides proxy service for all the sales of products and services for Sichuan Chaolei Industry Stock CO.,LTD all over the world. Sichuan Chaolei Industry Stock CO.,LTD is a private Stock Company, engaging in the mine exploration, metallic silicon smelting, the research and production of the silicon materials including polysilicon and monocrystall silicon. Sichuan Chaolei Industry Stock is aimed at providing the best raw materials for photovoltaic companies, electronic information industry and chemical industry, home or abroad.
In order to realize the complementary advantage and mutual development, Party A and Party B agree to conclude the following Articles after friendly consultations in accordance with the principle of equality and mutual benefit.

Article 1 Names, Categories, Specifications and Qualities of the Products Purchased by

Party A from Party B

1. Names, categories and specifications of the products

Names and categories of the products	specification

Solar grade Czochralski silicon wafer	125 mm x 125 mm

Solar grade Czochralski silicon wafer	165 mm x 165 mm
Solar grade casting polysilicon wafer	125 mm x 125 mm
Solar grade casting polysilicon wafer	165 mm x 165 mm

2 . Technical standard of the products

Party A and Party B will sign an Agreement ("Delivery Agreement") at the end of each year, beginning in 2008, designating the technical standard and the price of the products to be delivered. This Agreement and Delivery Agreements will have equal legal effect. In the event that a Delivery Agreement cannot be executed, this Agreement will be deemed null and void.

Article 2 Supply Time and Quantity of the Products

Supply time and quantity of the products:

1.

Time	Quantity	Specification (mm x mm)
In 2009	9million pieces	125 x 125
In 2010	30 million pieces	125 x 125	165 x 165
In 2011	60 million pieces	125 x 125	165 x 165
In 2012	72 million pieces	125 x 125	165 x 165
In 2013	72 million pieces	125 x 125	165 x 165
In 2014	84 million pieces	125 x 125	165 x 165

2.  The quantity tolerance of the annual consignment shall be within ±10%.

Article 3 Packing Standard of the Products and Supply and Recycling of the Wrappage
Packing standard: Party B provides special silicon wafer packing boxes by itself. 500 pieces of silicon wafer will be packed per box. A standard case will consist of 4 to 8 boxes, depending on the size. .
Recycling of packing materials: the packing boxes will be recycled by Party A at their site and be sealed by glue immediately so as to prevent the packing boxes from creating any pollution. Recycling methods and pricing will be determined in the annual Delivery Agreement signed by Party A and Party B.

Article 4 Place and Means of Delivery
1 .Delivery place: Sichuan Chaolei Industry Stock CO.,LTD, Chengdu, Sichuan Province
2 .Delivery means: Party B is responsible for the delivery and delivering the goods or Party A takes delivery of the goods and transportation by itself.

Article 5 Time Limit of Delivery
The delivery date of Party B shall be subject to the date of cargo delivery notice stipulated in the Agreement. The cargo delivery notice from Party B shall reserve the necessary time (3-5 days) for Party A in the journey. Taking the delivery after the date stipulated in the Agreement shall be deemed to delay in taking the delivery.

Article 6 Price, Payment for Goods and Settlement of the Payment
1 . Price of the goods will be determined in the annual Delivery Agreements signed by Party A and Party B.
2.  Payment for goods: The way of payment for goods will be determined in the annual Delivery Agreements signed by Party A and Party B.
3.  Settlement of the payment: Payments for the goods and other payment will be settled in accordance with the settlement measures of Citibank, NA.

Article 7 Acceptance of Goods
1.  Time of acceptance: Party A will complete acceptance within 10 days after taking the delivery.
2.  Standard of acceptance: To be executed according to the rules of Delivery Agreement signed in each year.

Article 8 Time and Measures of Making Objections against the Products
1 .1f the categories, model, specification and quality of the products are not found in compliance with the stipulations in the acceptance, Party A shall properly safeguard the products and submit written objections to Party B within 30 days. During the period of payment collection , Party A is entitled the right to dishonor part of the payment for goods which do not meet the technical rules stipulated in the Agreement. It shall be deemed that the products are qualified if Party A delays in notifying of Party B or doesn't submit notice to Party B that the products are not in compliance with the term stipulated in the Agreement within 30 day after receiving the goods.
2. Party A shall not make objections if the product quality is decreased due to Party A's unsuitable usage, storage and maintenance, etc.
3. Disposal of the written objections shall be completed within 10 days (unless otherwise specified in these rules or both parties decide to choose another term) after Party B reviving it from Party A, otherwise it shall be deemed that Party B acquiesces in the objections and disposal advices submitted by Party A.

Article 9 Liabilities for Breach of Agreement for Party A
1 . If Party A cancels an order without reasons during the Agreement term, a penalty of 5% of the payment for goods shall be due for payment by Party A.
2 . If Party A does not submit the technology index parameter of products within the time stipulated in the Agreement, Party A shall pay the damages due to delay in delivery in accordance with the section of canceling an order besides the delivery date being extended.
3 . If taking delivery of the goods exceeding the time limit, a penalty of 1% of the payment for goods per day and the expenses of storage and maintenance of the goods paid by Party B in place of Party A shall be due for payment by Party A.
4 . In case of overdue payments, Party A shall pay breach of Agreement damages by 1% of overdue payment per day.
5 . In case of refusal to take delivery of the goods without good reasons, a penalty of 5% of the payment of the goods shall be due for the payment by Party A in addition to the compensation of economic damages caused by this.

Article 10 Liabilities for Breach of Agreement for Party B
1   In case of not delivery on time, Party B shall pay breach of Agreement damages in amount of 5% of the undelivered payment.
2.  The goods in variety, type, specification and quality fail to meet the rules stipulated in this Agreement, both parties may consult with each other for treatment if Party A agrees to accept these goods. Otherwise, Party B may make corrections and improvements to the goods until they meet Party A's requirement. If Party B is unable to satisfy the requirements, Party A has the right to return goods at Party B's expense.
3.  Party B shall be responsible for goods damaged due to irregular packing. Party A shall be responsible for damages resulting from the failure to store received goods in accordance with industry standards.
4.       In case of delay in delivery, Party B shall pay breach of Agreement damages in amount of 1% of payment per day and the losses of Party B due to the delay.
5.  In the event that Party B delivers goods in excess of agreed upon amounts in Delivery Agreement, Party B shall bear the costs of storage at Party A's facility, provided that Party A shall be responsible for losses caused by Party A's direct negligence in the storage of such goods.
6.  In the event that Party B delivers goods to Party A in advance of agreed upon dates, Party A must notify Party B within 15 days of delivery of Party A's intention to reject and return shipment at Party B's expense. If Party A does not inform Party B of its intention to return goods within 15 days, it shall be deemed an acceptance of goods, and Party A shall submit payment to Party B in accordance with payment terms as defined in the Delivery Agreement.

Article 11 Force Majeure
    If any one of the parties is unable to perform this Agreement due to force majeure, it shall timely notify the other party and provide proof of force majeure so as to mitigate the loss that may be caused to the other party. Based on the proof, the party who is unable to perform this Agreement due to force majeure may delay or not perform parts or the whole of the agreement and is exempted from liability in part or in whole in light of the impact of the event of force majeure.

Article 12 Others
    Penalty for breach of Agreement, payment of damages, custody and maintenance fees and economy losses stipulated in the Agreement shall be paid by the way of settlement stipulated by the bank within 10 days after the liability of breaching party is specified. Payment exceeding the time limit will be deemed to overdue payment. Both parties shall not detain the goods or payments for goods for indemnification.
    This Agreement is subject to the laws of the State of Florida, USA. All disputes in connection with the execution of this Agreement shall be settled through direct negotiation between the parties. In the event that a settlement cannot be reached, parties agree to submit the dispute to arbitration or the appropriate court of law pursuant to the laws of the State of Florida
    This Agreement is entered into as of  Dec 13th, 2007 . During the period of the implementation of this Agreement, neither party shall amend or terminate the agreement at will. If there are other issues not covered in this Agreement, both parties can discuss to supplement the agreement. The supplement parts and this Agreement have equal legal effect.
    The Agreement has been translated into both English and Chinese. For purposes of interpretation of this Agreement, the English version shall govern.
    This Agreement has two copies in original, one for each party; It has two duplicates which have the equal legal effect with this agreement.

Party A: Canadian Solar, Inc	Party B: Chaolei Marketing and Finance Co.

Address: No. 199, Lushan Road	511 NE 94th Street

High Tech Zone	Miami Shores, FL 33138

Suzhou, Hangsu Province, PRC	USA

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